Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in Registration Statements No. 333-291161 on Form S-8 of our report dated May 12, 2026, with respect to our audits of the consolidated financial statements of Concorde International Group Limited as of December 31, 2025 and for the year ended December 31, 2025, which report is included in this Annual Report on Form 20-F of Concorde International Group Limited for the year ended December 31, 2025.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP
Guangzhou, China
May 12, 2026